ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684-5708
Website: www.nvsos.gov

150201

Amendment to Certificate of Designation Before Issuance of Class or Series
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - Before Issuance of Class or Series)

1. Name of corporation:

THE PULSE NETWORK, INC.

2. The original class or series of stock set forth:

Series B Preferred Stock

3. By a resolution of the board of directors the original class or series is amended as follows:

Section 2(a) of that certain Certificate of Designation regarding Series B Preferred Stock, filed-stamped March 27, 2013, at 8:00 a.m., is amended to remove the word "other" from the third line from the top and the third line from the bottom of Section 2(a).

4. As of the date of this certificate no shares of the class or series of stock have been issued.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.